UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE


In re
                                           Chapter 11
KASH N' KARRY FOOD STORES, INC.,           Case No. 94-1082
                                           Hon. Helen S. Balick

Debtor.











               FIRST AMENDED PLAN OF REORGANIZATION
                                OF
                  KASH N' KARRY FOOD STORES, INC.

                         December 12, 1994



Kramer, Levin, Naftalis,           Young, Conaway, Stargatt
  Nessen, Kamin & Frankel            & Taylor
Counsel to the Debtor              Counsel to the Debtor
and Debtor-in-Possession           and Debtor-in-Possession
919 Third Avenue                   11th Floor -- Rodney Square
New York, New York  10022          P.O. Box 391
                                   Wilmington, Delaware  19899

                         TABLE OF CONTENTS

                                                             Page
Article I      Definitions................................... A-3
Article II.    Administrative Expense Claims and Priority
               Tax Claims....................................A-11
Article III.   Classification................................A-12
Article IV.    Treatment of Unimpaired Classes...............A-13
Article V.     Treatment of Impaired Classes.................A-14
Article VI.    No Bar Date; Disputed Claims; Objections
               to Claims.....................................A-16
Article VII.   Implementation of the Plan....................A-17
Article VIII.  Executory Contracts and Unexpired Leases......A-23
Article IX.    Conditions Precedent..........................A-24
Article X.     Modification, Revocation or Withdrawal of
               the Plan......................................A-25
Article XI.    Retention of Jurisdiction.....................A-26
Article XII.   Miscellaneous Provisions......................A-27


Exhibits

A    New Bank Credit Agreement Term Sheet
B    Form of New Management Services Agreement
C    Form of New Senior Fixed Rate Note Indenture
D    Form of New Senior Floating Rate Note Indenture
E    Form of Restated Certificate of Incorporation
F    Form of Securities Purchase Agreement


    EXHIBITS TO THE PLAN ARE AVAILABLE UPON WRITTEN REQUEST TO
    KRAMER, LEVIN, NAFTALIS, NESSEN, KAMIN & FRANKEL, 919 THIRD
    AVENUE, NEW YORK, NEW YORK 10022, ATTN: MICHAEL J. SAGE

     Kash n' Karry Food Stores, Inc., as debtor and debtor-in-possession, proposes this first amended plan of reorganization pursuant to section 1121 (a) of title 11 of the United States
Code:

                            ARTICLE I.

                            DEFINITIONS

     Rules of Interpretation. As used herein, the following terms have the respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. The words "herein," "hereof," "hereto," "hereunder" and others of similar import, refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Any capitalized term used herein that is not defined herein but is defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code. In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan.

     1.01.  Administrative Expense Claim means any Claim
(including, without limitation, any Claim arising under the DIP
Facility or the Cash Collateral Order) entitled to the priority afforded by sections 503(b) and 507(a)(1) of the Bankruptcy Code.

     1.02. Allowed means, with respect to any Claim, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been Filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules and/or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so Filed, to the extent allowed by a Final Order; provided that all Class 6 Claims (excluding any Claims arising pursuant to Article VIII of the Plan) shall be treated for all purposes as if the Chapter 11 Case was not filed, and the determination of whether any such Claim shall be allowed and/or the amount thereof (which shall not be listed on the Schedules, and as to which no proof of Claim need be Filed) shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

     1.03.  Ballot Agent means Shawmut Bank Connecticut, N.A.

     1.04.  Ballot Record Date means August 29, 1994.

     1.05. Ballot Return Date means 5:00 p.m., New York City time, on November 8, 1994, unless and to the extent such date is extended by the Debtor in accordance with the provisions of the Disclosure Statement.

     1.06. Ballots means the ballots and/or master ballots distributed to the holders of Old Senior Floating Rate Notes, Old Senior Fixed Rate Notes, Old Subordinated Debentures and Banks' Secured Claims for the purposes of voting on the Plan and, with respect to the holders of Old Senior Floating Rate Notes and Old Senior Fixed Rate Notes, making the election contemplated by
Section 5.02 hereof.

     1.07.  Bankruptcy Code means the Bankruptcy Reform Act of
1978, as amended from time to time, set forth in sections 101 et seq. of title 11 of the United States Code.

     1.08. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other court that exercises jurisdiction over the Chapter 11 Case or any proceeding therein, including the United States District Court for the District of Delaware to the extent that the reference of the Chapter 11 Case or any proceeding therein is withdrawn.

     1.09.  Bankruptcy Rules means, collectively, the Federal
Rules of Bankruptcy Procedure, as amended and promulgated under section 2075, title 28 of the United States Code, and the local rules and standing orders of the Bankruptcy Court.

     1.10.  Banks means Bank of America National Trust and
Savings Association, as agent and lender, Wells Fargo Bank, N.A.,
Barnett Bank of Tampa and NationsBank of Florida, N.A., as lenders pursuant to the Credit Agreement, and their successors and assigns thereunder.

     1.11. Banks' Secured Claims means the Secured Claims of the Banks which, for purposes of the Plan, shall be deemed to be Allowed in an amount equal to the excess of (a) the sum of
(i) all of the Obligations (as such term is defined in the Credit Agreement) as of the Petition Date (including, without limitation, the amounts described in the Cash Collateral Order),
(ii) an amount equal to 100% of the interest that accrued pursuant to the Credit Agreement at the contract rate from and including the Petition Date through and including the Effective Date, (iii) all amounts owed to the Banks pursuant to the Cash Collateral Order, (iv) all payments required under Eligible Interest Rate Contracts and all Letter of Credit Obligations (as such terms are defined in the Credit Agreement) from and including the Petition Date through and including the Effective Date and (v) to the extent provided by the Loan Documents (as such term is defined in the Credit Agreement), an amount equal to 100% of any and all costs and expenses, including, without limitation, attorneys' fees which remain unpaid as of the Effective Date over (b) the sum of all payments made in cash by the Debtor to the Banks pursuant to sections 361, 363 and/or 364 of the Bankruptcy Code prior to the Effective Date on account of the obligations described in subparagraph (a) herein.

     1.12. Bondholder Committee means an unofficial committee of holders of the Old Notes, collectively holding 33%, 42% and 59% in aggregate outstanding principal amount of the Old Senior Floating Rate Notes, the Old Senior Fixed Rate Notes and the Old Subordinated Debentures, respectively, which participated in the negotiation of the proposed terms of the Plan and certain of the transactions contemplated thereby, and whose members are Alliance Capital Management L.P., American Capital Asset Management Inc., IDS Financial Corporation, PaineWebber Incorporated, The Prudential Insurance Company of America and Sun America Asset Management Corp.

     1.13. Business Day means a day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by law to be closed.

     1.14. Cash Collateral Order means any and all consensual order(s) of the Bankruptcy Court authorizing the Debtor to use, subject to the terms and provisions thereof, the Banks' cash collateral (as such term is defined in section 363(a) of the Bankruptcy Code) and non-cash collateral.

     1.15.  Chapter 11 Case means the case under chapter 11 of
the Bankruptcy Code with respect to the Debtor, pending or to be pending in the District of Delaware, administered as In re Kash
n' Karry Food Stores, Inc., Chapter 11 Case No.      .

     1.16. Claim means (a) any right to payment from the Debtor arising before the Confirmation Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) any right to an equitable remedy against the Debtor arising before the Confirmation Date for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     1.17. Class means one of the classes of Claims or Interests defined in Article III hereof.

     1.18. Confirmation Date means the date on which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court.

     1.19.  Confirmation Order means the order of the Bankruptcy
Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

     1.20. Credit Agreement means the Credit Agreement, dated as of October 12, 1988, as amended, modified, restated or supple-mented from time to time, between the Debtor and the Banks.

     1.21. Creditors' Committee means the official committee of unsecured creditors appointed in the Chapter 11 Case by the United States Trustee pursuant to section 1102 of the Bankruptcy Code, as constituted by the addition or removal of members from time to time.

     1.22. Debtor means Kash n' Karry Food Stores, Inc., as debtor and debtor-in-possession in the Chapter 11 Case.

     1.23. Deferred Compensation Claim means any Claim which may be asserted by any former employee of the Debtor under any employment agreement, severance agreement or deferred compensation agreement pursuant to which the Debtor is a party and which arises, or is alleged to have arisen, upon the occurrence of (a) the termination of such employee's employment with the Debtor and (b) a "Change in Control" (as such phrase is defined under such agreement).

     1.24. DIP Facility means the obligations of the Debtor under any debtor-in-possession financing incurred by the Debtor pursuant to section 364 of the Bankruptcy Code (other than pursuant to the Cash Collateral Order), together with the documents, agreements and order(s) of the Bankruptcy Court authorizing and governing such obligations.

     1.25. Disclosure Statement means the Debtor's Disclosure Statement, dated September 2, 1994, as amended, modified, restated and supplemented by the Supplement and as further amended, modified, restated or supplemented from time to time, pertaining to the Plan.

     1.26. Distribution Record Date means the date on which the Confirmation Order is signed.

     1.27. Effective Date means the Business Day on which all of the conditions specified in Section 9.01 hereof are first satisfied and/or waived in accordance with Article IX of the Plan.

     1.28. Employee Claim means a Claim based on salaries, wages, sales commissions, expense reimbursements, accrued vacation pay, health-related benefits, incentive programs, employee compensation guarantees severance or similar employee benefits.

     1.29. Filed means filed with the Bankruptcy Court in the Chapter 11 Case.

     1.30. Final Order means an order or judgment entered on the docket by the Clerk of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties
(a) that has not been reversed, stayed, modified or amended,
(b) as to which no appeal, certiorari proceeding, reargument or other review or rehearing has been requested or is still pending and (c) as to which the time for filing a notice of or petition for certiorari, or request for reargument or further review or rehearing shall have expired.

     1.31. Financing Lease means any lease pursuant to which the Debtor is the lessee that is intended to grant a security interest in the leased property to the lessor under such lease.

     1.32.  Fulcrum Partnerships means The Fulcrum III Limited
Partnership and The Second Fulcrum III Limited Partnership.

     1.33. GEI means Green Equity Investors, L.P., a Delaware limited partnership of which LGP is general partner.

     1.34.  GGvA means Gibbons, Goodwin, van Amerongen, f/k/a
Gibbons, Green, van Amerongen.

     1.35. Interest means the rights of the owners of the issued and outstanding shares of the Old Series B Preferred Stock, the Old Series C Preferred Stock, the Old Common Stock and the Old
Options, respectively.

     1.36. Lease Secured Claim means any Claim of a lessor under a Financing Lease.

     1.37. LGP means Leonard Green & Partners, L.P., a Delaware limited partnership.

     1.38. New Bank Credit Agreement means an agreement, to be dated as of the Effective Date, among the Reorganized Debtor, the Banks, The CIT Group/Business Credit, Inc. and any other lender that from time to time becomes a party to such agreement, pursuant to which the Reorganized Debtor shall have, among other things, credit availability from and after the Effective Date, on substantially the terms set forth in Exhibit A to the Plan, together with such other terms and conditions as are acceptable to the parties to such agreement.

     1.39. New Common Stock means the common stock, $0.01 par value per share, of the Reorganized Debtor, authorized for issuance pursuant to the Restated Certificate of Incorporation.

     1.40.  New Indentures means the New Senior Fixed Rate Note
Indenture and the New Senior Floating Rate Note Indenture.

     1.41. New Management Services Agreement means an agreement pursuant to which LGP shall provide the Reorganized Debtor with management, consulting, financial planning and financial advisory services in return for an annual fee of $200,000, the term of which shall commence on the Effective Date and terminate on the second anniversary date thereof, substantially in the form of Exhibit B to the Plan.

     1.42. New Notes means the New Senior Fixed Rate Notes and the New Senior Floating Rate Notes.

     1.43. New Preferred Stock means the preferred stock $.01 par value per share of the Reorganized Debtor, authorized for issuance pursuant to the Restated Certificate of Incorporation.

     1.44.  New Senior Fixed Rate Notes means the 11 1/2% Senior
Fixed Rate Notes due February 1, 2003, issuable pursuant to the
New Senior Fixed Rate Note Indenture and described in the
Disclosure Statement.

     1.45. New Senior Fixed Rate Note Indenture means the New Senior Fixed Rate Note Indenture, dated as of the Effective Date, to be entered into by the Reorganized Debtor with respect to the New Senior Fixed Rate Notes, substantially in the form of Exhibit C to the Plan.

     1.46.  New Senior Floating Rate Notes means the Senior
Floating Rate Notes due February 1, 2003, bearing interest at
LIBOR plus 2%, issuable pursuant to the New Senior Floating Rate
Note Indenture and described in the Disclosure Statement.

     1.47. New Senior Floating Rate Note Indenture means the New Senior Floating Rate Note Indenture, dated as of the Effective Date, to be entered into by the Reorganized Debtor with respect to the New Senior Floating Rate Notes, substantially in the form of Exhibit D to the Plan.

     1.48. Old Common Stock means the common stock, $.01 par value per share, of the Debtor.

     1.49.  Old Equity Interests means the Old Series B Preferred
Stock, the Old Series C Preferred Stock, the Old Common Stock and the Old Options.

     1.50.  Old Indentures means the Old Senior Fixed Rate Note
Indenture, the Old Senior Floating Rate Note Indenture and the
Old Subordinated Debenture Indenture.

     1.51. Old Management Services Agreements means certain oral agreements between the Debtor and GGvA and the Debtor and LGP, pursuant to which the Debtor agreed to pay GGvA and LGP, respectively, certain annual fees and related expenses in return for the provision of management, consulting, financial planning and financial advisory services.

     1.52.  Old Notes means the Old Senior Fixed Rate Notes, the
Old Senior Floating Rate Notes and the Old Subordinated
Debentures.

     1.53. Old Options means all outstanding rights, as of the Petition Date, to acquire Old Common Stock, including, without limitation, (a) all options issued pursuant to the Old Stock Option Plans, (b) all warrants issued pursuant to the Old Warrant Agreements and (c) all rights to receive or acquire such options or warrants.

     1.54. Old Senior Fixed Rate Note Claim means a Claim of a holder of Old Senior Fixed Rate Notes which, for purposes of the Plan, shall be deemed to be an amount equal to the sum of (a) the face amount of Old Senior Fixed Rate Notes held by such holder and (b) an amount equal to 100% of the interest that accrued at the contract rate on such Old Senior Fixed Rate Notes from and including February 2, 1994, through but not including the Petition Date.

     1.55.  Old Senior Fixed Rate Notes means the Debtor's 12*%
Senior Notes due February 1, 1999, as amended, modified, restated or supplemented from time to time.

     1.56.  Old Senior Fixed Rate Note Indenture means the
Indenture, dated as of January 29, 1992, as amended, modified, restated or supplemented from time to time, between the Debtor and Ameritrust Texas, N.A., as indenture trustee, relating to the Old Senior Fixed Rate Notes.

     1.57. Old Senior Floating Rate Note Claim means a Claim of a holder of Old Senior Floating Rate Notes which, for purposes of the Plan, shall be deemed to be an amount equal to the sum of
(a) the face amount of Old Senior Floating Rate Notes held by such holder and (b) an amount equal to 100% of the interest that accrued at the contract rate on such Old Senior Floating Rate Notes from and including February 3, 1994, through but not including the Petition Date.

     1.58.  Old Senior Floating Rate Notes means the Debtor's
Senior Floating Rate Notes due August 2, 1996, as amended, modified, restated or supplemented from time to time.

     1.59. Old Senior Floating Rate Note Indenture means the Indenture, dated as of September 14, 1989, as amended, modified, restated or supplemented from time to time, between the Debtor and NationsBank of Florida, N.A., as indenture trustee, relating to the Old Senior Floating Rate Notes.

     1.60.  Old Series B Preferred Stock means the Series B
Preferred Stock, par value $.01 per share, of the Debtor.

     1.61. Old Series C Preferred Stock means the Series C Preferred Stock, par value $.01 per share, of the Debtor.
     1.62. Old Stock Option Plans means (a) the Debtor's Restated 1988 Management Stock Option Plan, as amended, modified, restated or supplemented from time to time and (b) the Debtor's 1991 Management Stock Option Plan, as amended, modified, restated or supplemented from time to time.

     1.63.  Old Stockholders' Agreement means the Stockholders'
Agreement, dated as of November 26, 1991, as amended, modified, restated or supplemented from time to time, among the Debtor, GEI and the Fulcrum Partnerships.

     1.64.  Old Subordinated Debentures means the Debtor's 14%
Subordinated Debentures due February 1, 2001, as amended, modified, restated or supplemented from time to time.

     1.65. Old Subordinated Debenture Indenture means the Indenture, dated as of February 8, 1989, as amended, modified, restated or supplemented from time to time, between the Debtor and The Bank of New York, as successor indenture trustee, relating to the Old Subordinated Debentures.

     1.66. Old Warrant Agreements means the Note and Warrant Purchase Agreement, dated as of February 1, 1994, between the Debtor and GEI, as amended, modified, restated or supplemented from time to time and the Agreement, dated as of October 12, 1988, between the Debtor and Lucky Stores, Inc., as amended, modified, restated or supplemented from time to time.

     1.67. Other Priority Claim means any Claim for an amount entitled to priority in right of payment under section 507(a)
(3), (4), (5) or (6) of the Bankruptcy Code.

     1.68. Petition Date means November 9, 1994, the date on which the petition of relief commencing the Chapter 11 Case was filed.

     1.69. Plan means this first amended plan of reorganization, as amended, modified, restated or supplemented from time to time.

     1.70. Post-Restructuring Board means the Board of Directors of the Reorganized Debtor as of the Effective Date, as provided in Section 7.12 hereof.

     1.71. Priority Tax Claim means a Claim, other than an Administrative Expense Claim, of a governmental unit of the kind entitled to priority under section 507(a)(7) of the Bankruptcy
Code.

     1.72. Reorganized Debtor means the Debtor from and after the Effective Date.

     1.73. Restated Certificate of Incorporation means the restated certificate of incorporation of the Debtor, substantially in the form of Exhibit E to the Plan, which shall, among other things, (a) authorize the issuance of 5.5 million shares of New Common Stock and 1.0 million shares of New Preferred Stock, (b) provide for the cancellation of the Old Equity Interests and (c) prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

     1.74. Schedules means the schedules of assets and liabilities and the statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code, as amended, modified, restated or supplemented from time to time.

     1.75. Secured Claim means any Claim against the Debtor held by any Entity, including, without limitation, an Affiliate or judgment creditor of the Debtor, to the extent such Claim constitutes a secured Claim under sections 506(a) or 1111(b) of the Bankruptcy Code.

     1.76. Securities Purchase Agreement means an agreement between the Debtor and GEI, substantially in the form of Exhibit F to the Plan, pursuant to which the Reorganized Debtor will raise an aggregate of $10.0 million of new capital through the issuance to GEI of 465,000 shares of New Common Stock, which shall constitute 15% of the New Common Stock outstanding on the Effective Date.

     1.77. Shelf Registration Statement means a "shelf" registration statement filed by the Reorganized Debtor on any appropriate form pursuant to the Securities Act of 1933, as amended, and/or any similar rule that may be adopted by the Securities and Exchange Commission, in accordance with Section
12.02 hereof.

     1.78. Supplement means the Debtor's supplement to the Disclosure Statement, dated October 28, 1994, as amended, modified, restated or supplemented from time to time, pertaining to the Plan.

     1.79. Trade Claim means any Claim of any Entity against the Debtor for goods provided and/or services rendered in the ordinary course by such Entity to the Debtor.

                            ARTICLE II.

       ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

     2.01. Administrative Expense Claims and Priority Tax Claims. Each holder of an Allowed Administrative Expense Claim and each holder of an Allowed Priority Tax Claim shall be paid in full in cash on the later of (a) the Effective Date and (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation, statute or regulation governing such Claim); provided, however, that Trade Claims and Employee Claims shall be paid by the Debtor or assumed and paid by the Reorganized Debtor in the ordinary course of business and in accordance with any terms and conditions of the particular transaction, and any agreements relating thereto.

                           ARTICLE III.

                          CLASSIFICATION

     For purposes of the Plan, Claims and Interests are classified as provided below. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of such Class and is classified in a different Class to the extent that such Claim or Interest qualifies within the description of such different Class.

     3.01. Class 1: Other Priority Claims. Class 1 consists of all Other Priority Claims.

     3.02. Class 2: Miscellaneous Secured Claims. Class 2 consists of all Lease Secured Claims and all Secured Claims, other than the Banks' Secured Claims.

     3.03. Class 3: Banks' Secured Claims. Class 3 consists of the Banks' Secured Claims.

     3.04.  Class 4: Old Senior Floating Rate Note Claims and Old
Senior Fixed Rate Note Claims.  Class 4 consists of all Old
Senior Floating Rate Note Claims and all Old Senior Fixed Rate
Note Claims.

     3.05. Class 5: Old Subordinated Debenture Claims. Class 5 consists of all Claims of the holders of Old Subordinated
Debentures.

     3.06. Class 6: General Unsecured Claims. Class 6 consists of all Claims (including, without limitation, Employee Claims and Trade Claims), other than Claims that are otherwise classified hereby, Administrative Expense Claims or Priority Tax Claims.

     3.07. Class 6A: Deferred Compensation Claims. Class 6A consists of all Deferred Compensation Claims.

     3.08. Class 7: Old Series B Preferred Stock. Class 7 consists of all Interests of the holders of Old Series B
Preferred Stock, and all Claims arising from recision of a purchase or sale of such stock, or for damages arising from such a purchase or sale.

     3.09. Class 8: Old Series C Preferred Stock. Class 8 consists of all Interests of the holders of the Old Series C Preferred Stock, and all Claims arising from recision of a purchase or sale of such stock, or for damages arising from such a purchase or sale.

     3.10.  Class 9: Old Common Stock.  Class 9 consists of all
Interests of the holders of Common Stock, and all Claims arising from recision of a purchase or sale of such stock, or for damages arising from such a purchase or sale.

     3.11.  Class 10: Old Options.  Class 10 consists of all
Interests of the holders of the Old Options, and all Claims arising from recision of a purchase or sale of the Old Options, or for damages arising from such a purchase or sale.

                            ARTICLE IV.

                  TREATMENT OF UNIMPAIRED CLASSES

     4.01. Class 1 (Other Priority Claims). Each holder of an Allowed Class 1 Claim shall be paid in full in cash the amount of its Allowed Class 1 Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation governing such Claim).

     4.02. Class 2 (Miscellaneous Secured Claims). With respect to each Allowed Class 2 Claim, unless the holder thereof shall agree to a different treatment of such Claim, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

          (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

          (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.

          (c) All collateral securing such Claim shall be transferred and surrendered to such holder, without representation or warranty by or recourse against the Debtor.

     With respect to any Claim which receives the treatment described in clause "a" or "b" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date.

     4.03. Class 6 (General Unsecured Claims). With respect to each Allowed Class 6 Claim, unless the holder thereof shall agree to a different treatment, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:

          (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

          (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.

     With respect to any Claim which receives the treatment described in clause "a" or "b" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date.

     4.04. Class 6A (Deferred Compensation Claims). With respect to each Allowed Deferred Compensation Claim, subject to the application of section 502(b)(7) of the Bankruptcy Code, the legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.

     4.05. Unimpaired Classes. By virtue of the foregoing provisions of this Article IV, the Claims in Classes 1, 2, 6 and 6A are not impaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, such Classes and each holder of a Claim in such Classes are conclusively presumed to have accepted the Plan, and solicitation of acceptances of holders in such Classes is not required.

                            ARTICLE V.

                   TREATMENT OF IMPAIRED CLASSES

     5.01.  Class 3 (Banks' Secured Claims).  On the Effective
Date, in exchange for their Claims, the holders of the Banks'
Secured Claims shall receive each of the following (and each of the following events shall occur):

          (a) All Eligible Interest Rate Contracts (as such term is defined in the Credit Agreement) not previously assumed by the Debtor shall be assumed by the Reorganized Debtor as of the Effective Date, with payments to be made thereunder in accordance with the terms thereof;

          (b) All Letters of Credit (as such term is defined in the Credit Agreement) shall be either (i) terminated by surrender of the applicable letter of credit to the Bank which is the issuer thereof (without any drawing having occurred thereunder for which such issuer has not received reimbursement in full in cash) or (ii) provided for in a manner acceptable to the Banks;
          (c) All conditions to the funding of loans under the New Bank Credit Agreement shall have been satisfied; and

          (d)  The Agent (as such term is defined in the Credit
     Agreement) shall receive for the benefit of the Banks (for distribution in accordance with the Credit Agreement) both of the following:

               (i)  Secured promissory notes issued by the
          Reorganized Debtor under the New Bank Credit Agreement in an aggregate principal amount of $35,000,000 secured by all assets of the Reorganized Debtor and otherwise in accordance with the New Bank Credit Agreement; and

          (ii)   An amount of cash equal to the excess of
          (A) the aggregate amount of the Banks' Secured Claims as of the Effective Date over (B) the sum of
          (1) $35,000,000 less the Banks' share of the amount of unfunded Revolving Loan commitments under the New Bank Credit Agreement as of the Effective Date, (2) the aggregate maximum amount then available for funding under the Letters of Credit as of the Effective Date (which amount shall be satisfied as provided above in this Section 5.01) other than Letters of Credit which are assumed or replaced with letters of credit under the New Bank Credit Agreement, and (3) the amounts payable under Eligible Interest Rate Contracts which are assumed (as provided above in this Section 5.01).

     5.02. Class 4 (Old Senior Floating Rate Note Claims and Old Senior Fixed Rate Note Claims). On the Effective Date, each holder of an Allowed Old Senior Floating Rate Note Claim and each holder of an Allowed Old Senior Fixed Rate Note Claim shall receive, in exchange for its Claim, AT SUCH HOLDER'S ELECTION,

          (a) an amount of New Senior Floating Rate Notes equal to 100% of such Claim, or

          (b)  an amount of New Senior Fixed Rate Notes equal to
     100% of such Claim, or

          (c) an amount of New Senior Floating Rate Notes and an amount of New Senior Fixed Rate Notes equal, in the aggregate, to 100% of such Claim.

Each holder of Old Senior Floating Rate Notes and each holder of Old Senior Fixed Rate Notes as of the Ballot Record Date shall be entitled to make the election enumerated above in this Section
5.02 by marking its Ballot completely in accordance with the instructions thereon and returning such Ballot to the Ballot Agent prior to the Ballot Return Date. Each such holder that does not submit a Ballot in respect of its Old Senior Floating Rate Notes and/or Old Senior Fixed Rate Notes, or does not mark its Ballot in complete accordance with the instructions set forth on such Ballot, shall be deemed conclusively to have elected option (a) enumerated above in this Section 5.02.

FROM AND AFTER THE BALLOT RETURN DATE, THE ELECTION MADE, OR DEEMED TO HAVE BEEN MADE, BY EACH HOLDER OF OLD SENIOR FLOATING RATE NOTES AND EACH HOLDER OF OLD SENIOR FIXED RATE NOTES PURSUANT TO THIS SECTION 5.02 SHALL BE BINDING UPON ANY AND ALL SUCCESSORS, ASSIGNS AND/OR TRANSFEREES OF EACH SUCH HOLDER.

     5.03. Class 5 (Old Subordinated Debenture Claims). On the Effective Date, each holder of an Allowed Class 5 Claim shall receive, in exchange for its Claim, subject to Section 7.18 hereof, 25.095 shares of New Common Stock for each $1,000 of principal amount of Old Subordinated Debentures owned by such holder. The holders of Allowed Class 5 Claims shall receive in the aggregate 85% of the New Common Stock outstanding on the Effective Date.

     5.04. Class 7 (Old Series B Preferred Stock). No distributions shall be made in respect of Class 7. Each Old
Equity Interest included in Class 7 shall be cancelled, and any Claims in Class 7 shall be discharged.

     5.05. Class 8 (Old Series C Preferred Stock). No distributions shall be made in respect of Class 8. Each Old
Equity Interest included in Class 8 shall be cancelled, and any Claims in Class 8 shall be discharged.

     5.06. Class 9 (Old Common Stock). No distributions shall be made in respect of Class 9. Each Old Equity Interest included in Class 9 shall be cancelled, and any Claims in Class 9 shall be discharged.

     5.07. Class 10 (Old Options). No distributions shall be made in respect of Class 10. Each Old Option shall be cancelled, and any Claims in Class 10 shall be discharged.

     5.08. Impaired Classes and Interests. By virtue of the foregoing provisions of this Article V, Classes 3, 4, 7, 8, 9 and 10 are impaired under the Plan. Pursuant to section 1126(a) of the Bankruptcy Code, holders in Classes 3, 4 and 5 are entitled to vote to accept or reject the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders in Classes 7, 8, 9 and 10 are deemed to reject the Plan.

                            ARTICLE VI.

        NO BAR DATE; DISPUTED CLAIMS; OBJECTIONS TO CLAIMS

     6.01. No Bar Date; Disputed Claims; Objections to Claims. No bar date pursuant to Bankruptcy Rule 3003(c)(3) shall be fixed as a deadline for the filing of proofs of Claim against the Debtor. Only Claims that are Allowed shall be entitled to distributions under the Plan. The Debtor reserves the right to contest and object to any Claims (excluding the Banks' Secured Claims), including, without limitation, those Claims that are specifically referenced herein, are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a lesser amount than asserted by the holder of such Claim. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be Filed and served upon counsel to the Debtor, counsel to the Creditors' Committee, counsel to the Bondholder Committee and the holder of the Claim objected to on or before the later of (a) the Effective Date and
(b) 25 days after the date (if any) on which a proof of claim is Filed in respect of such Claim. The last day for filing objections to Administrative Expense Claims shall be set pursuant to an order of the Bankruptcy Court. All disputed Claims shall be resolved by the Bankruptcy Court, except to the extent that
(y) the Debtor may otherwise elect consistent with the Plan and the Bankruptcy Code or (z) the Bankruptcy Court may otherwise order.

                           ARTICLE VII.

                    IMPLEMENTATION OF THE PLAN

     7.01.  Securities Purchase.  As of the Effective Date, the
Reorganized Debtor shall, in accordance with the Plan, enter into the Securities Purchase Agreement.

     7.02. Restated Certificate of Incorporation. The Reorganized Debtor shall be deemed to have adopted the Restated Certificate of Incorporation on the Effective Date and shall promptly thereafter cause the same to be filed with the Secretary of State of the State of Delaware. Except to the extent prohibited by the terms and provisions of the New Bank Credit Agreement, the New Indentures and/or the Plan, after the

Effective Date, the Reorganized Debtor may amend the Restated
Certificate of Incorporation and may amend its by-laws, in accordance with the Restated Certificate of Incorporation, such by-laws and applicable state law.

     7.03. Issuance of New Notes and New Common Stock. On the Effective Date, the Reorganized Debtor shall, in accordance with the Plan, (a) enter into the New Indentures and issue the New Notes thereunder to the holders of the Allowed Old Senior Floating Rate Note Claims and the Allowed Old Senior Fixed Rate Note Claims and (b) issue for distribution or sale the New Common Stock to the holders of the Allowed Class 5 Claims and GEI, respectively.

     7.04.  New Management Services Agreement.  As of the
Effective Date, the Reorganized Debtor shall, in accordance with the Plan, enter into the New Management Services Agreement.

     7.05. New Bank Credit Agreement. On the Effective Date, the Reorganized Debtor shall, in accordance with the Plan, enter into the New Bank Credit Agreement.

     7.06. Effectiveness of Securities, Instruments and Agreements. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation, (a) the New Indentures, (b) the New Notes,
(c) the New Common Stock, (d) the New Management Services Agreement, (e) the Securities Purchase Agreement, (f) the New Bank Credit Agreement and (g) any security, instrument or agreement entered into in connection with any of the foregoing shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

     7.07. Cancellation of Credit Agreement. On the Effective Date, except as otherwise provided herein or as contemplated by the New Bank Credit Agreement, the Credit Agreement shall be deemed cancelled and terminated, and the obligations of the Debtor relating to, arising under, in respect of or in connection with the Credit Agreement shall be discharged; provided, however, that except as otherwise provided herein, notes and other evidences of the Banks' Secured Claims shall, effective upon the Effective Date, represent the right to participate in the distributions contemplated by the Plan in respect of the Banks' Secured Claims.

     7.08. Cancellation of Securities, Instruments and Agreements Relating to Impaired Claims and Interests. On the Effective Date, except as otherwise provided herein, all securities, instruments and agreements governing any Claims and Interests impaired hereby, including, without limitation, (a) the Old Equity Interests, (b) the Old Warrant Agreements, (c) the Old Notes, (d) the Old Indentures, (e) the Old Stock Option Plan,
(f) the Old Stockholders' Agreement, (g) the Old Management Services Agreements and (h) any security, instrument or agreement entered into in connection with any of the foregoing, in each case, shall be deemed cancelled and terminated, and the obligations of the Debtor relating to, arising under, in respect of or in connection with such securities, instruments and agreements shall be discharged; provided, however, that except as otherwise provided herein, notes and other evidences of Claims shall, effective upon the Effective Date, represent the right to participate, to the extent such Claims are Allowed, in the distributions contemplated by the Plan.

     7.09. Waiver of Subordination. The distributions under the Plan take into account the relative priority of each class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions under this Plan shall not be subject to levy, garnishment, attachment or other legal process by any holder (a "Senior Creditor") of a Claim or Interest purporting to be entitled to the benefits of such contractual subordination. On the Effective Date, all Senior Creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and shall be permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan.

     7.10. Surrender of Securities. Each holder of a promissory note or other instrument evidencing a Claim impaired hereby shall surrender the same to the Debtor or the Reorganized Debtor, and the Reorganized Debtor shall distribute or shall cause to be distributed to the holders thereof the appropriate distribution of property hereunder. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such promissory note or other instrument is received by the Debtor or the Reorganized Debtor, or the unavailability of such note or other instrument is established to the satisfaction of the Debtor or the Reorganized Debtor. Any such holder that fails to surrender or cause to be surrendered such promissory note or other instrument, or to execute and deliver an affidavit of loss and indemnity satisfactory to the Debtor or the Reorganized Debtor, and, in the event that the Debtor or the Reorganized Debtor so requests with respect to the Old Notes, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Debtor or the Reorganized Debtor, within two years after the Confirmation Date, shall be deemed to have forfeited all Claims against the Debtor represented by such note or other instrument and shall not participate in any distribution hereunder in respect of such note or other instrument and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall revert to the Reorganized Debtor. Notwithstanding the foregoing, all Claims shall be discharged and all Interests shall be terminated by this Plan to the extent provided herein regardless of whether and when any surrender, indemnity or bond required by this Section is provided, and regardless of whether the Reorganized Debtor makes a distribution hereunder in the absence of compliance by any holder of a Claim with the requirements of this Section. The Debtor or the Reorganized Debtor may waive the requirements of this Section.

     7.11. Releases. (a) On the Effective Date, the Reorganized Debtor, on its own behalf and as representative of the Debtor's estate, releases unconditionally, and hereby is deemed to release unconditionally (i) each of the Debtor's officers, directors, shareholders, employees, consultants, attorneys, accountants and other representatives, (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee, (iii) the Bondholder Committee and, solely in their capacity as members or representatives of the Bondholder Committee, each member, consultant, attorney, accountant or other representative of the Bondholder Committee, (iv) the Banks and, solely in their capacity as representatives of the respective Banks, each of the Banks' respective officers, directors, employees, consultants, attorneys, accountants and other representatives, and
(v) NationsBank of Florida, N.A., as trustee under the Old Senior Floating Rate Note Indenture (the Entities specified in clauses
(i), (ii), (iii), (iv) and (v) are referred to collectively as, the "Releasees"), from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Releasees, the Debtor, the Chapter 11 Case or the Plan.

     (b) On the Effective Date, each holder of a Claim (i) who has accepted the Plan, (ii) whose Claim is in a Class that has accepted or is deemed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code or (iii) who may be entitled to receive a distribution of property pursuant to the Plan, shall be deemed to have unconditionally released the Releasees, from any and all rights, claims, causes of action, obligations, suits, judgments, damages and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case or the Plan, provided however, that the foregoing shall not apply to all rights, claims and obligations created by or arising under the Plan.

     (c) Notwithstanding the foregoing, if and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then the Plan may be confirmed with that portion excised so as to give effect as much as possible to the foregoing releases without precluding confirmation of the Plan.

     (d) All amounts required to be held in a special account pursuant to Section 613 of the Old Senior Floating Rate Note
Indenture are hereby apportioned to NationsBank of Florida, N.A., in its capacity as a Bank.

     7.12. Management of the Reorganized Debtor. On the Effective Date, the operation of the Reorganized Debtor shall become the general responsibility of the Post-Restructuring Board, in accordance with applicable law. However, in the event that any such officer or director is unwilling or unable to take office at that time, the resulting vacancy shall be filled by action of the Post-Restructuring Board.

     7.13. Setoffs. The Debtor may, but shall not be required to, set off against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever which the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.

     7.14. Distribution of Unclaimed Property. Any distribution of property under the Plan which is unclaimed after two years following the Effective Date shall irrevocably revert to the Reorganized Debtor.

     7.15. Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     7.16. Corporate Action. Upon entry of the Confirmation Order by the Clerk of the Bankruptcy Court, all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the adoption and filing with the Secretary of State of the State of Delaware of the Restated Certificate of Incorporation, (b) the issuance by the Reorganized Debtor of the New Notes and the New Common Stock, and
(c) the execution, delivery and performance of the New Indentures, the New Management Services Agreement, the Securities Purchase Agreement, the New Bank Credit Agreement and all documents and agreements relating to any of the foregoing. All matters provided for under the Plan involving the corporate structure of the Debtor and/or the Reorganized Debtor in connection with the Plan, and any corporate action required by the Debtor and/or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect pursuant to section 303 of the Delaware General Corporation Law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtor and/or the Reorganized Debtor. On the Effective Date, the appropriate officers of the Reorganized Debtor and members of the Post-Restructuring Board are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan and the Disclosure Statement in the name of and on behalf of the Reorganized Debtor.

     7.17. Retiree Benefits. On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay all retiree benefits (if any), as that term is defined in section 1114 of the Bankruptcy Code, maintained or established by the Debtor prior to the Effective Date, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate the foregoing arrangements.

     7.18. Fractional Shares. The New Common Stock shall not be issued in fractional shares. If, but for this Section, an Entity would be entitled to receive a fractional share, then such Entity shall be issued in lieu thereof either no share (if such fraction is less than one-half) or one whole share (if such fraction is equal to or greater than one-half).

     7.19. Timing of Distributions. Notwithstanding anything to the contrary herein, (a) any distribution required by the Plan to be made on the Effective Date in respect of a Claim shall be made as soon as practicable after (but in any event within 30 days of) the later of (i) the Effective Date and (ii) the date on which such Claim becomes Allowed and any other conditions to distribution with respect to such Claim shall have been satisfied, and (b) any distribution required by the Plan to be made on a date subsequent to the Effective Date shall be made on the later of (i) such date and (ii) as soon as practicable after (but in any event within 30 days of) the date on which the pertinent Claim becomes Allowed and any other conditions to distribution with respect to such Claim shall have been satisfied; provided, however, that this Section 7.19 shall not apply to the Banks' Secured Claims and any Claims arising under the DIP Facility.

     7.20. Final Order. Any requirement in the Plan for a Final Order may be waived by the Debtor, with the consent of the Bondholder Committee, or, in the event that the Bondholder Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, upon written notice to the Bankruptcy Court; provided, however, that nothing contained herein shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such Final Order.

     7.21. Ballot Record Date; Distribution Record Date. The Reorganized Debtor shall distribute, or cause to be distributed, all distributions of property to be made pursuant to the Plan to the record holders of Allowed Old Senior Floating Rate Note Claims, Allowed Old Senior Fixed Rate Note Claims and Allowed Class 5 Claims as of the Ballot Record Date, unless, prior to the Distribution Record Date, the holder of any such Claim furnishes

(or causes its transferee to furnish) the Debtor, or its agent, with sufficient evidence (in the Debtor's or its agent's sole and absolute discretion) of the transfer of such Claim, in which event the Reorganized Debtor shall distribute, or cause to be distributed, all distributions of property to the holder of such Claim as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers with respect to the Old Notes shall be closed and the Debtor, the Reorganized Debtor and the indenture trustees with respect to the Old Indentures shall have no obligation to recognize any transfer of the Old Notes occurring thereafter.

                           ARTICLE VIII.

             EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.01. Generally. Effective on and as of the Effective Date, all executory contracts and unexpired leases that exist between the Debtor and any Entity are hereby specifically assumed, except for any executory contracts and unexpired leases that have been specifically rejected by the Debtor with the approval of the Bankruptcy Court on or before the Effective Date or in respect of which a motion for rejection has been Filed on or before the Effective Date.

     8.02. Assumption. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of all executory contracts and unexpired leases to be assumed by the Debtor in accordance with Section 8.01 hereof pursuant to section 365(a) of the Bankruptcy Code.

     8.03. Rejection. Claims created by or arising in connection with the rejection of executory contracts and unexpired leases of the Debtor must be Filed no later than 20 days after the entry of a Final Order authorizing such rejection. Any such Claims not Filed within such time shall be forever barred from assertion against the Debtor, the Reorganized Debtor and their property and estate. Each Claim resulting from such rejection shall constitute a Class 2 Claim if secured or a Class 6 Claim if unsecured.

     8.04. Officers' and Directors' Indemnification Rights. Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its or its Affiliates' (if any) directors, officers and employees as of the Petition Date against any obligations, liabilities, costs or expenses pursuant to the certificate of incorporation or by-laws of the Debtor, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, upon or subsequent to the commencement of the Chapter 11 Case.

     8.05. Compensation and Benefit Programs. All employee compensation and benefit plans, policies and programs of the Debtor applicable generally to its employees as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans and life, accidental death and dismemberment insurance plans, shall continue in full force and effect, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate any of the foregoing arrangements.

                            ARTICLE IX.

                       CONDITIONS PRECEDENT

     9.01. Conditions to Effective Date. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 9.02 hereof:

          (a)  The Confirmation Order shall have become a Final
     Order.

          (b) The New Indentures and all documents contemplated by such documents to be executed simultaneously therewith shall have been executed by the respective parties thereto and all of the conditions precedent to the effectiveness of such documents and agreements (other than that the Plan be effective) shall have been satisfied in full or duly waived.

          (c) The New Bank Credit Agreement shall have been executed by the respective parties thereto, all of the conditions precedent to the effectiveness of the New Bank Credit Agreement (other than that the Plan be effective) shall have been satisfied in full or duly waived, and the Bondholder Committee, or, in the event that the Bondholder Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, shall have delivered to the Debtor a writing indicating its approval of the terms and provisions of the New Bank Credit Agreement.

          (d) The Debtor shall have received $10 million from GEI in accordance with the Securities Purchase Agreement.

          (e) The Debtor shall have concurrently satisfied all of its obligations under the DIP Facility and the DIP
     Facility shall have been concurrently cancelled.

          (f) The fees to be paid by the Debtor or the Reorganized Debtor to Donaldson, Lufkin & Jenrette Securities Corporation, as financial advisor to the Debtor with respect to the Debtor's restructuring, shall have been approved by the Bondholder Committee (or, in the event the Bondholder Committee is reconstituted as the Creditors' Committee, the Creditors' Committee).

          (g)  All other actions required by Article VII and
     Section 12.01 hereof to occur on or before the Effective
     Date shall have occurred.

     9.02. Waiver of Conditions. The Debtor, with the consent of the Bondholder Committee, or, in the event that the Bondholder Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, may waive any of the conditions set forth in Section 9.01 hereof, with the exception of Sections 9.01(c) and 9.01(e), the waiver of which, in addition, will require the consent of the Banks.

     9.03. Notice to Bankruptcy Court. The Debtor shall notify the Bankruptcy Court in writing promptly after the Effective Date that the Plan shall have become effective.

                            ARTICLE X.

        MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

     10.01. Modification of Plan. The Debtor, with the consent of the Banks and the Bondholder Committee, or, in the event that the Bondholder Committee is reconstituted as the Creditors' Committee, the Creditors' Committee, may alter, amend or modify the Plan pursuant to section 1127 of the Bankruptcy Code at any time prior to the time that the Bankruptcy Court has signed the Confirmation Order. After such time and prior to the substantial consummation of the Plan, the Debtor may, so long as the treatment of holders of Claims and Interests under the Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

     10.02.  Revocation or Withdrawal of Plan.

     (a) Right to Revoke. The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation
Date.

     (b) Effect of Withdrawal or Revocation. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Entity or to prejudice in any manner the rights of the Debtor or any Entity in any further proceedings involving the Debtor.

     10.03. Nonconsensual Confirmation. The Debtor shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to Classes 7, 8, 9 and 10, on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to such Classes.

                            ARTICLE XI.

                     RETENTION OF JURISDICTION

     11.01.  Jurisdiction of Bankruptcy Court.

     (a) Following the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction of the Chapter 11 Case for the following purposes:

          (i) To hear and determine any pending applications for the rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom.

          (ii)   To determine any adversary proceedings,
     applications, contested matters and other litigated matters pending on the Effective Date.

          (iii) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

          (iv) To hear and determine object-ions to or requests for estimation of Claims, including any objections to the classification of any Claim, and to allow, disallow and/or estimate any Claim, in whole or in part.

          (v) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

          (vi) To issue any appropriate orders in aid of execution of the Plan or to enforce the Confirmation Order and/or the discharge, or the effect of such discharge, provided to the Debtor.

          (vii) To hear and determine any ap-plications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

          (viii) To hear and determine all ap-plications for compensation and reimbursement of expenses of professionals of the Debtor and the Creditors' Committee (and, if applicable, the Bondholder Committee), and for reimbursement of expenses of members of the Creditors' Committee (and if applicable, the Bondholder Committee) under sections 330, 331, 503(b) and/or 1103 of the Bankruptcy Code.

          (ix) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan; provided, however, that nothing herein shall be construed to vest in the Bankruptcy Court jurisdiction to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the instruments and securities being issued under the Plan.

          (x) To hear and determine other issues presented or arising under the Plan.

          (xi) To hear and determine any ot-her matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

          (xii)   To enter a final decree clos-ing the Chapter 11
     Case.

          (xiii) To hear and determine the allowance of any Deferred Compensation Claim which is asserted against the Debtor prior to the Effective Date or the Reorganized Debtor thereafter.

     (b) Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Case for the following purposes:

          (i) To recover all assets of the Debtor and property of the estate, wherever located.

          (ii) To hear and determine any mo-tions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtor or its estate arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Case, including, without limitation, matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

          (iii) To hear any other matter not inconsistent with the Bankruptcy Code.

     11.02. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Chapter 11 Case, including with respect to the matters set forth above in Sections 11.01(a) and (b) hereof, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

                           ARTICLE XII.

                     MISCELLANEOUS PROVISIONS

     12.01. Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

     12.02. Shelf Registration. Within four months after the Effective Date, or such longer time as may be required to prepare the necessary financial statements, the Reorganized Debtor shall file, at its expense, the Shelf Registration Statement. The Reorganized Debtor shall use its best efforts to have the Shelf Registration Statement declared effective as soon as practicable after such filing and to keep the Shelf Registration Statement continuously effective until the third anniversary date of the effective date thereof. No securities other than the New Common Stock shall be included in the Shelf Registration Statement unless the holders of a majority of the outstanding New Common Stock consent to such inclusion. The Reorganized Debtor shall also, if necessary, supplement or make amendments to the Shelf Registration Statement, if required.

     12.03. Discharge of Debtor. Except as otherwise expressly provided herein, the confirmation of the Plan shall, provided that the Effective Date shall have occurred, discharge all Claims and terminate all Interests, to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, to the extent authorized or provided for by sections 524 and 1141 thereof.

     12.04. Injunction. Except as otherwise expressly provided herein, the entry of the Confirmation Order shall, provided that the Effective Date shall have occurred, permanently enjoin all Entities that have held, currently hold or may hold a Claim, or other debt or liability that is discharged pursuant to the Plan or who have held, currently hold or may hold an Interest that is terminated pursuant to the Plan from taking any of the following actions in respect of such discharged Claim, debt or liability or such terminated Interest: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, the Reorganized Debtor or their property; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, the Reorganized Debtor or their property; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtor, the Reorganized Debtor or their property; (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor, the Reorganized Debtor or their property; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan.

     12.05. Revesting. Except as otherwise expressly provided herein, on the Effective Date, all property and assets of the estate of the Debtor shall revest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, Interests and other interests of creditors and equity security holders arising on or before the Effective Date except as otherwise provided in the New Bank Credit Agreement, and the Reorganized Debtor may operate its business, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Court.

     12.06. Exculpation. Neither the Reorganized Debtor, the Banks, the Creditors' Committee, nor the Bondholder Committee, nor any of their respective members, officers, directors, shareholders, employees, agents, attorneys, accountants or other advisors, shall have or incur any liability to any holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for any act or failure to act that constitutes willful misconduct or reck-less-ness as determined pursuant to a Final Order; and in all respects, such Entities (a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibili-ties under the Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice and (b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.

     12.07. Rights of Action. Any rights or causes of action (including, without limitation, any and all avoidance actions) accruing to the Debtor shall remain assets of the Reorganized Debtor. The Reorganized Debtor may pursue such rights of action, as appropriate, in accordance with what is in its best interests and for its benefit.

     12.08. Creditors' Committee. The appointment of each official statutory committee appointed in the Chapter 11 Case shall terminate on the Effective Date.

     12.09. Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal laws are applicable, the laws of the State of Delaware shall govern the construction and implementation of the Plan and all rights and obligations arising under the Plan.

     12.10. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor and the Reorganized Debtor shall comply with all withholding, reporting, certification and information requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding, reporting, certification and information requirements. Entities entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as the Reorganized Debtor may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable the Reorganized Debtor to obtain the certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.

     12.11. Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day which is a Business Day.

     12.12. Section 1146 Exemption. Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, or the revesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, (b) the making, delivery, creation, assignment, amendment or recording of any note, line of credit or other obligation for the payment of money or any mortgage, deed of trust or other security interest under, in furtherance of, or in connection with the Plan, the issuance, renewal, modification or securing of indebtedness by such means or by other means, the borrowing, repayment and re-borrowing of sums thereunder and the making of any future advances thereunder, and (c) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order shall not be subject to any document recording tax, stamp tax, conveyance fee, recurring or non-recurring intangibles or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

     12.13. Severability. In the event that any provision of the Plan is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of the Plan. To the extent that any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtor, may modify or amend such provision, in whole or in part as necessary to cure any defect or remove any impediment to the confirmation of the Plan existing by reason of such provision; provided, however, that such modification shall not be effected except in compliance with Section 10.01 of the Plan.

     12.14. Binding Effect. The provisions of the Plan shall bind all holders of Claims and Interests, whether or not they have accepted the Plan.

     12.15. Plan Controls. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement, or any other instrument or agreement contemplated to be executed pursuant to the Plan, the provisions of the Plan shall control and take precedence.

     12.16. Bondholder Committee. In the event that the Bondholder Committee is not reconstituted as the Creditors' Committee, the Debtor shall, subject to the approval of the Bankruptcy Court, compensate and reimburse the expenses of the professionals and members of the Bondholder Committee.

Dated:    Wilmington, Delaware
          December 12, 1994


                         Respectfully submitted,

                         KASH N' KARRY FOOD STORES, INC.
                         Debtor and Debtor-in-Possession

                         By__________________________________




Kramer, Levin, Naftalis,       Young, Conaway, Stargatt
  Nessen, Kamin & Frankel        & Taylor
Counsel to the Debtor          Counsel to the Debtor
and Debtor-in-Possession       and Debtor-in-Possession
919 Third Avenue               11th Floor -- Rodney Square
New York, New York  10022      P.O. Box 391
                               Wilmington, Delaware  19899